EXHIBIT 99.1

ANNUAL SERVICER’S CERTIFICATE

CIRCUIT CITY CREDIT CARD MASTER TRUST

The undersigned, a duly authorized representative of Chase Bank USA, National Association (“Chase USA”), as Servicer (the “Servicer”), pursuant to the Circuit City Credit Card Master Trust Second Amended and Restated Master Pooling and Servicing Agreement, dated as of May 25, 2004 (as such agreement may have been, or may, from time to time be, amended, supplemented or otherwise modified, the “Pooling and Servicing Agreement”), among Chase USA (formerly known as Bank One, Delaware, National Association), as Transferor and Servicer and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee, does hereby certify to the best of his or her knowledge after reasonable investigation that:

1. Capitalized terms used in this certificate have their respective meanings set forth in the Pooling and Servicing Agreement.

2. Chase USA is as of the date hereof the Servicer under the Pooling and Servicing Agreement.

3. The undersigned is a Servicing Officer.

4. This certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.

5. A review of the activities of Chase USA during the Fiscal Year ended February 28, 2005 for which it was the Servicer and of its performance under the Pooling and Servicing Agreement was made under the supervision of the undersigned.

6. Based on such review, to the best of the undersigned’s knowledge, Chase USA has fully performed all its obligations under the Pooling and Servicing Agreement throughout such Fiscal Year for which it was the Servicer and no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred or is continuing except as set forth in paragraph 7 below.

7. The following is a description of each Servicer Default under the provisions of the Pooling and Servicing Agreement known to the undersigned to have occurred during the Fiscal Year ended February 28, 2005, which sets forth in detail the (i) nature of each such Servicer Default, (ii) the action taken by the Servicer, if any, to remedy each such Servicer Default and (iii) the current status of each such Servicer Default: NOT APPLICABLE.

IN WITNESS WHEREOF, the undersigned, a duly authorized Servicing Officer, has duly executed this certificate this 31st day of May, 2005.

CIRCUIT CITY CREDIT CARD MASTER TRUST

CHASE BANK USA, NATIONAL ASSOCIATION as Servicer

By:	/s/ Patricia M. Garvey
Name:	Patricia M. Garvey
Title:	Vice President